Exhibit 1

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of April 5, 2018, is made among (i) Royal Gold, Inc., a Delaware corporation (the “Purchaser”), (ii) Donald W. Gillen (“Don”), (iv) Darren Gillen (“Darren”) and (v) General Resources Inc., a corporation organized and existing under the laws of the Province of Saskatchewan (“GRI”, and GRI, together with Don and Darren, each, a “Seller” and collectively, “Sellers). Purchaser and Sellers are sometimes individually referred to herein as a “Party” and collectively as the “Parties”.

W I T N E S S E T H:

Sellers own certain shares of common stock, par value 0.01 per share (the “CORE Stock”) of Contango Ore, Inc. (“CORE”);

Purchaser desires to purchase the Shares from Sellers upon the terms and conditions set forth herein; and

NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I
DEFINITIONS; CONSTRUCTION

Section 1.1                              Definitions.  Capitalized terms defined in this Agreement have the meanings given.  In addition, the following terms have the following meanings:

“Action” means any claim, litigation, judicial or administrative action, Governmental Order, suit or proceeding, mediation, arbitral action, governmental inquiry, criminal prosecution, charge, audit or other investigation.

“Adjustment Event” means (i) a dividend or other distribution payable in securities of CORE, cash or other property, (ii) any subdivision (by stock split, recapitalization or otherwise) of outstanding shares of CORE Stock into a greater number of shares, (iii) any combination (by combination, reverse split or otherwise) of outstanding shares of CORE Stock into a smaller number of shares, (iv)(a) capital reorganization of CORE, (b) reclassification of CORE Stock (other than a change in par value or from par value to no par value or vice versa or as a result of a stock dividend or subdivision, split-up or combination of shares), (c) consolidation or merger of CORE with or into another Person, (d) sale of all or substantially all of CORE’s assets to another Person or (e) other similar transaction, in each case which entitles the holders of CORE Stock to receive (either directly or upon subsequent liquidation) stock, securities or assets for or in exchange for CORE Stock or (v) any event of the type contemplated by (i) through (iii) but not expressly provided for therein (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features).

“Affiliate” of any specified Person means any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such specified Person.

“Business Day” means any day except Saturday, Sunday or any day on which banks are generally not open for business in the city of New York, New York.

“Closing” means the First Closing or Second Closing, as applicable.

“Consent” means any consent, license, approval, authorization, registration, notice, filing, waiver or exemption.

“Control”, “Controlled” and “Controlling” mean, when used for any specified Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Governmental Entity” means any federal, state, local or foreign government, any political subdivision thereof, or any court, administrative or regulatory agency, department, instrumentality, ministry, body, commission or other governmental authority or agency, domestic or foreign.

“Governmental Order” means any judgment, decision, decree, order, settlement, injunction, writ, stipulation, determination or award issued by any Governmental Entity or arbitrator.

“Laws” means all applicable statutes, rules, codes, regulations, restrictions, ordinances, and Governmental Orders.

“Liens” mean all mortgages, liens, pledges, security interests, options, adverse rights or claims, encroachments, restrictions on transfer, sale, voting or other interest in the Shares, rights of conversion or exchange, charges and encumbrances of any nature whatsoever.

“Person” means, any individual, corporation, partnership, joint venture, limited liability company, trust, unincorporated organization, other entity or Governmental Entity.

ARTICLE II
PURCHASE AND SALE OF SHARES

Section 2.1                              Purchase and Sale of Shares.

(a)                     On or about the following dates, each Seller shall sell and deliver to Purchaser, and Purchaser shall purchase and acquire from each Seller, all right, title and interest of such Seller in and to the following number of shares of CORE Stock (the “Shares”), free and clear of Liens, other than Liens under applicable securities Laws:

(i)                                                 On, or as soon as possible after, the date hereof and following completion of the actions described in Sections 2.1(c) and 2.1(d) below, 282,550 Shares held by Don, and 14,188 Shares held by Darren, each in their respective individual capacities, and 210,818 Shares held by GRI (the “First Closing”); and

(ii)                                              On, or as soon as possible after, September 27, 2018, 63,241 Shares held by Don, and 4,737 Shares held by Darren, each in their respective individual capacities, and 234,210 Shares held by GRI (the “Second Closing”).

(b)                     Subject to the satisfaction or waiver of the conditions set forth in Article VI (other than conditions which by their terms are required to be satisfied or waived at a Closing), at each Closing, Royal shall pay to each Seller a purchase price of US$26.00 (the “Per Share Purchase Price”) per Share sold by such Seller in connection with such Closing.  Each component of the Purchase Price shall be paid by wire transfer of good and immediately available funds to an account(s) to be designated by Sellers not less than two (2) Business Days prior to the First Closing.

(c)                      Prior to the First Closing, such Seller shall instruct and cause the transfer agent, or Computershare Trust Company, N.A., to reissue all the Shares held by such Seller that are currently certificated as uncertificated Shares (i.e. Direct Registration System shares) to be held by Computershare Trust Company, N.A. (the “Computershare Held Shares”);

(d)                     At each Closing, such Seller shall instruct and cause Computershare to effect the transfer of applicable Computershare Held Shares to a brokerage account that was designated by Purchaser at least one Business Day prior to such Closing;

(e)                      At each Closing, such Seller shall instruct and cause such Seller’s brokerage firm, or RBC Direct Investing Inc., to re-register all the Shares held with such brokerage firm (the “Brokerage Held Shares”) to a brokerage account that was designated by Purchaser at least one Business Day prior to such Closing;

(f)                       At each Closing, such Seller shall deliver or cause to be delivered to Purchaser evidence of transfer of Shares to Purchaser.

(g)                      Notwithstanding the foregoing provisions of this Section 2.1, the Parties will cooperate with each other and take all necessary actions to effect the transfer of the Shares to Purchaser at each Closing.

Section 2.2                              Price Protection.  If, during a period two (2) years from and after the date of the First Closing, Purchaser purchases CORE Stock from any other stockholder of CORE other than Sellers (excluding any CORE Stock purchased from CORE, whether by rights offering, secondary offering or otherwise) for cash consideration per share that exceeds the Per Share Purchase Price, Purchaser shall, within five (5) Business Days of such purchase, pay to each Seller an amount equal to (i) such excess, multiplied by (ii) the number of Shares sold by such Seller hereunder.

Section 2.3                              Equitable Adjustments.  If an Adjustment Event occurs prior to a Closing, the Per Share Purchase Price and, if applicable, the number of shares of CORE Stock to be sold in such Closing, shall be equitably adjusted so as to replicate as closely as possible the rights and economic expectation of Purchaser under this Agreement.

Section 2.4                              Withholding.  Purchaser shall be entitled to deduct and withhold from any amount payable under this Agreement any withholding tax or other amount as required under the United States Internal Revenue Code of 1986, as amended, (the “Code”), including 15% of the total amount realized on the disposition as required under section 1445 of the Code, or any other applicable Law; provided that (i) Purchaser shall timely pay or cause to be paid any such deducted or withheld amount to the appropriate Governmental Entity and shall promptly provide the relevant Seller(s) written documentation available to Purchaser evidencing such payment.  Without limiting the forgoing, each seller hereby acknowledges that Purchaser will withhold 15% of the total amount realized under this Agreement, as required under section 1445 of the Code. Any amounts so deducted or withheld and paid over shall be treated as having been paid to the relevant Seller(s). The Parties shall cooperate in taking such commercially reasonable actions as may be necessary to minimize any such withholding and/or to seek a refund from the Internal Revenue Service under section 1445(c)(1)(C) of the Code (if so requested by the Sellers).

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each Seller represents and warrants to Purchaser as follows (provided that representations and warranties that are specific to GRI are made and given only by GRI):

Section 3.1                              Organization.  GRI is a corporation duly organized, validly existing and in good standing under the laws of the Province of Saskatchewan, Canada and has all requisite corporate power and authority to own, lease and operate its assets and to carry on its business as now being conducted.

Section 3.2                              Authorization.  Such Seller has all necessary power and authority to execute and deliver this Agreement and to perform his, her or its obligations hereunder.  With respect to GRI, the execution, delivery and performance by GRI of this Agreement have been duly authorized by GRI’s board of directors, and if required by law, its stockholders, and no other corporate action is necessary to authorize the execution, delivery and performance by GRI of this Agreement.  This Agreement has been duly executed and delivered by such Seller and, assuming due authorization, execution and delivery hereof by the other Parties hereto, constitutes the valid and binding agreement of such Seller, enforceable against such Seller in accordance with its terms, except as such enforceability (i) may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws affecting or relating to enforcement of creditors’ rights generally and (ii) is subject to general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

Section 3.3                              Absence of Restrictions and Conflicts.  The execution and delivery by such Seller of this Agreement do not, and the performance of his, her or its obligations hereunder shall not

(a)                     (i) for GRI, conflict with or violate, or require any Consent (that has not been obtained) under the certificate of formation of GRI, (ii) conflict with or violate any Law or License applicable to such Seller, or by which any material property or asset of such Seller is bound or (iii) require any Consent or result in any violation or breach of or constitute (with or without notice or lapse of time or both) a default (or give to others any right of termination, amendment, acceleration or cancellation) under, trigger any payment or give rise to a Lien on any property or asset of such Seller; or

(b)                     require any Consent, approval, waiting period expiration or termination, authorization or permit of, or filing with or notification to, any Governmental Entity.

Section 3.4                              Legal Proceedings.  There is no Action by or before any Governmental Entity pending or, to the actual knowledge of such Seller, threatened against such Seller or any of his, her or its properties reasonably expected to result in a materially adverse effect on, or a material delay in, such Seller’s ability to consummate the transactions contemplated by this Agreement.  Such Seller is not subject to any Governmental Order reasonably expected to result in a materially adverse effect on, or a material delay in, such Seller’s ability to perform this Agreement.

Section 3.5                              Brokers, Finders and Investment Bankers.  Neither such Seller nor any of its Affiliates has employed or engaged any broker, finder, investment banker or other similar Person, or incurred any liability for any fees to such Person in connection with the transactions contemplated by this Agreement.

Section 3.6                              Ownership of the Shares. Such Seller has good and valid title to the Shares owned by such Seller, free and clear of all Liens other than Liens arising under applicable securities laws.  Other than the Shares, such Seller has no other equity interests or rights to acquire equity interests of CORE or any of its Affiliates, or any warrant, purchase right, subscription right, conversion right, exchange right, contingent right to receive or other right of any kind for any such equity security.  Such Seller is not a party to any contract obligating such Seller to grant, deliver or sell, or cause to be granted, delivered or sold, the applicable Shares, by sale, lease, license, or otherwise, other than this Agreement.

Section 3.7                              Kinderock Resources Ltd. Kinderock Resources Ltd. (“Kinderock”) amalgamated with GRI on June 1, 2014. GRI is the successor in interest to Kinderock.

Section 3.8                              Non-Reliance.  In making its decision to execute, deliver and perform this Agreement, such Seller has (a) relied solely upon the representations and warranties of Purchaser set forth in Article IV and acknowledges that (i) such representations and warranties are the only representations and warranties made by Purchaser and (ii) no representations or warranties whatsoever, express or implied, are made by any Person other than Purchaser as set forth in Article IV and (b) not relied upon any other information provided by, for or on behalf of Purchaser or its representatives, to such Seller or any of its representatives in connection with the transactions contemplated by this Agreement.  Such Seller acknowledges that Purchaser makes no representations or warranties to such Seller, express or implied, for any information, documents or other materials that have been provided to such Seller or any of its Affiliates or representatives except as may be expressly set forth in Article IV.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Purchaser hereby represents and warrants to Sellers that:

Section 4.1                              Organization.  Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

Section 4.2                              Authorization.  Purchaser has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  The execution, delivery and performance by Purchaser of this Agreement have been duly authorized by Purchaser’s board of directors, no other corporate action on the part of Purchaser is necessary to authorize the execution, delivery and performance by Purchaser of this Agreement.  This Agreement has been duly executed and delivered by Purchaser and, assuming due authorization, execution and delivery hereof by the other Parties hereto, constitutes the valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms, except as such enforceability (a) may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws affecting or relating to enforcement of creditors’ rights generally and (b) is subject to general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

Section 4.3                              Absence of Restrictions and Conflicts.  The execution and delivery by Purchaser of this Agreement do not, and the performance of its obligations hereunder shall not,

(a)                     (i) conflict with or violate, or require any Consent (that has not been obtained) under, the organizational and governing documents of Purchaser, (ii) conflict with or violate any Law or License applicable to Purchaser, or by which any material property or asset of Purchaser, is bound or (iii) require any Consent or result in any violation or breach of or constitute (with or without notice or lapse of time or both) a default (or give to others any right of termination, amendment, acceleration or cancellation) under, trigger any payment or give rise to a Lien on any property or asset of Purchaser; or

(b)                     require any Consent, approval, waiting period expiration or termination, authorization or permit of, or filing with, or notification to, any Governmental Entity.

Section 4.4                              Legal Proceedings.  There is no Action by or before any Governmental Entity pending or, to the actual knowledge of Purchaser, threatened against Purchaser, or any of its property reasonably expected to result in a materially adverse effect on Purchaser’s ability to consummate the transactions contemplated by this Agreement.  Purchaser is not subject to any Governmental Order reasonably expected to result in a materially adverse effect on Purchaser’s ability to consummate the transactions contemplated by this Agreement.

Section 4.5                              Status as Accredited Investor.  Purchaser is an “accredited investor” (as that term is defined in Rule 501 of Regulation D under the Securities Act).  Purchaser has such knowledge and experience in business and financial matters so that Purchaser is capable of evaluating the merits and risks of an investment in the Shares.  Purchaser understands the full nature and risk of such investment.

Section 4.6                              Brokers, Finders and Investment Bankers.  Neither Purchaser nor any of its officers, directors or employees or any Affiliate of Purchaser has employed or engaged any broker, finder, investment banker or other similar Person or incurred any liability for any fees to any such Person in connection with the transactions contemplated by this Agreement.

Section 4.7                              Non-Reliance.  In making its decision to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement, Purchaser has (a) relied solely upon the representations and warranties of Sellers set forth in Article III and acknowledges that (i) such representations and warranties are the only representations and warranties made by Sellers and (ii) no representations or warranties whatsoever, express or implied, are made to Purchaser by any Person other than Sellers as set forth in Article III and (b) not relied upon any other information provided by, for or on behalf of Sellers or their representatives, to Purchaser or any of its representatives in connection with the transactions contemplated by this Agreement.  Purchaser acknowledges that no representations or warranties, express or implied, are made by Sellers for any information, documents or other materials that have been provided to Purchaser or any of its Affiliates or representatives except as may be expressly set forth in Article III.

ARTICLE V
CERTAIN COVENANTS AND AGREEMENTS

Section 5.1                              Voting Agreement; Proxy; Transfer Restrictions.

(a)                     Each Seller shall vote all of the Shares held by such Seller at any annual or special meeting of CORE or in any written consent of its stockholders in such manner as directed by Purchaser in its sole discretion.

(b)                     In order to effect the provisions of Section 5.1(a), each Seller hereby revokes any previously executed proxies and hereby irrevocably constitutes and appoints Purchaser, with full power of substitution, for and in the name, place and stead of such Seller, as his, her or its true and lawful proxy and attorney-in-fact, to vote at any annual or special meeting of CORE, all of such Shares presently owned beneficially or of record by such Seller, in such manner as Purchaser may direct in its sole discretion, to execute any and all written consents of stockholders of CORE and to represent and otherwise act as such Seller could act, in the same manner and with the same effect as if such Seller was personally present, at any such annual, special or other meeting of the stockholders of CORE, and at any adjournment thereof, or pursuant to any written consent in lieu of meeting or otherwise. The proxy granted hereby is coupled with an interest and is irrevocable to the full extent permitted by applicable Law. This Agreement is intended to benefit Purchaser.

(c)                      Without the consent of Purchaser, each Seller shall not and shall not agree to, directly or indirectly, sell, transfer, assign or cause to be redeemed any of the Shares owned by it or grant any proxy for any such Shares or enter into a voting trust or enter into any additional voting agreement or arrangement for such Shares except as contemplated by this Agreement.

(d)                     If at any time CORE grants, issues or sells any shares of CORE Stock, options, convertible securities or rights to purchase CORE Stock, warrants, securities or other property pro rata to the record holders of CORE Stock (“Rights”), Purchaser shall be entitled to direct Sellers to acquire, upon the terms applicable to such Rights, the aggregate Rights which Sellers are entitled to acquire as a result of their ownership of the Shares, and Purchaser shall promptly reimburse Sellers for the purchase price actually paid by Sellers in connection with the acquisition of such Rights.

ARTICLE VI
CONDITIONS TO CLOSING

Section 6.1                              Conditions to Each Party’s Obligations.  It shall be a condition to the respective obligations of each Party to effect each Closing that there shall be no Law enacted, adopted, promulgated or enforced, or any Governmental Order in effect, that makes consummation of such Closing illegal or otherwise prohibited on substantially the terms contemplated by this Agreement. Conditions to Obligations of Purchaser.

Section 6.2                              Conditions to Obligations of Purchaser. The obligations of Purchaser to consummate each Closing shall be subject to the fulfillment at or prior to such Closing of each of the following conditions, unless waived by Purchaser:

(a)                     Representations and Warranties.  The representations and warranties of Sellers set forth in Article III shall be true and correct in all respects, in each case, as of the date of such Closing as if made on and as of the date of such Closing.

(b)                     Performance of Obligations of Seller(s).  The applicable Seller(s) that is selling Shares at such Closing shall have performed in all material respects each of the covenants and agreements required to be performed by the such Seller(s) hereunder prior to the date of such Closing.

Section 6.3                              Conditions to Obligations of Seller(s).  The obligations of each Seller to consummate each Closing shall be subject to the fulfillment at or prior to such Closing of each of the following additional conditions, unless waived by the applicable Seller(s):

(a)                     Representations and Warranties.  The representations and warranties of Purchaser set forth in Article IV shall be true and correct in all respects, in each case, as of the date of such Closing as if made on and as of the date of such Closing.

(b)                     Performance of Obligations by Purchaser.  Purchaser shall have performed in all material respects each of the covenants and agreements required to be performed by it hereunder prior to the date of such Closing.

ARTICLE VII
MISCELLANEOUS PROVISIONS

Section 7.1                              Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, or if sent by United States certified mail, return receipt requested, postage prepaid, shall be deemed duly given on delivery by United States Postal Service, or if sent by facsimile, email or receipted overnight courier services shall be deemed duly given on the Business Day received if received prior to 5:00 p.m. local time or on the following Business Day if received after 5:00 p.m. local time or on a non-Business Day, addressed to the Party at the address set forth in such Party’s signature block or to such other representative or at such other address as such Party may furnish to the other Parties in writing.

Section 7.2                              Assignment; Successors in Interest.  No assignment or transfer by any Party of such Party’s rights and obligations hereunder shall be made except with the prior written consent of the other Parties, except that Purchaser may assign any or all of its rights, interests or obligations hereunder to one or more of its Affiliates.  Any such assignment shall not relieve a Party of its obligations under this Agreement. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns, and any reference to a Party shall also be a reference to the successors and permitted assigns thereof.

Section 7.3                              Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.  This Agreement is governed by and shall be construed in accordance with the Laws of the State of

Delaware applicable to contracts made and to be performed entirely in such state, without giving effect to conflicts of Law principles thereunder that would result in the application of the Laws of another jurisdiction.  Each Party (i) consents to the personal jurisdiction of the Delaware Court of Chancery and other courts of the State of Delaware in connection with any action arising out of or in any way relating to the negotiation, execution and performance of this Agreement and waives any right to trial by jury for any such matters.  Each Party irrevocably and unconditionally waives any objection to the laying of venue of any such action in such courts, including on the basis of forum non conveniens.  If any provision of this Agreement or the application thereof to any Party or circumstance is held invalid or unenforceable, the remainder of this Agreement and the application of that provision to other Parties or circumstances shall not be affected thereby, and that provision shall be enforced to the greatest extent permitted by Law.  EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, RELATING TO OR IN CONNECTION WITH ANY MATTER WHICH IS THE SUBJECT OF THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

Section 7.4                              Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  To the extent permitted by Law, each Party hereby waives any provision of Law that renders any such provision prohibited or unenforceable in any respect.

Section 7.5                              Counterparts; Electronic Signatures.  This Agreement may be executed in counterparts, each of which shall be deemed an original, each of which taken together shall constitute one and the same agreement.  Facsimile signatures or signatures received as a pdf attachment to electronic mail shall be treated as original signatures for all purposes of this Agreement.

Section 7.6                              Parties in Interest.  Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any Person other than the Parties, and their successors or permitted assigns, any right, remedy, obligation or liability under or by reason of this Agreement, or result in such Person being deemed a third-party beneficiary hereof.

Section 7.7                              Integration.  This Agreement constitutes the entire agreement between the parties hereto for the subject matter hereof and may be amended only in a writing executed by the party to be bound thereby.  This Agreement supersedes all prior and contemporaneous agreements of the parties hereto, whether written, oral or otherwise, that directly or indirectly bear on the subject matter hereof, including the letter agreement among the Parties dated March 22, 2018.

Section 7.8                              Cooperation Following the Closing.  Following the Closing, each Party shall deliver such further information and documents and shall execute and deliver such further instruments and agreements as any other Party shall reasonably request to consummate or confirm the transactions provided for herein, in each case to the extent necessary to accomplish the purpose hereof or to assure to such Party the benefits hereof.

Section 7.9                              Transaction Costs.  Each Party shall pay its own fees, costs and expenses incurred in connection with the transactions contemplated by this Agreement.

Section 7.10                       Remedies. The Parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with its specific terms.  Accordingly, the parties agree that, in the event of any breach or threatened breach by of this Agreement by a Party, any other Party shall be entitled (in addition to any other remedy that may be available whether in Law or in equity) to seek and obtain (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (ii) an injunction restraining such breach or threatened breach.  The parties agree that neither party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 7.10, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed, as of the date first above written.

PURCHASER:

ROYAL GOLD, INC.

By:	/s/ Stefan Wenger
Name: Stefan Wenger
Title: CFO and Treasurer

DONALD GILLEN

/s/ Donald Gillen
Address for Notices:
[Intentionally omitted]

DARREN GILLEN

/s/ Darren Gillen
Address for Notices:
[Intentionally omitted]

GENERAL RESOURCES INC.

By:	/s/ Donald Gillen
Name: Donald Gillen
Title: President

Address for Notices:
[Intentionally omitted]